POOL CORPORATION FINALIZES ITS ACQUISITION OF PORPOISE POOL & PATIO
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COVINGTON, LA. (December 16, 2021) - Pool Corporation (Nasdaq/GSM:POOL) has completed its previously announced acquisition of Largo, Florida-based Porpoise Pool & Patio, Inc. (“Porpoise”). Porpoise’s primary operations consist of Sun Wholesale Supply, Inc., a wholesale distributor of swimming pool and outdoor-living products, including a specialty chemical packaging operation. It also services Pinch A Penny, Inc., a franchisor of pool and outdoor living-related specialty retail stores with approximately 260 independently owned and operated franchised stores in Florida, Texas, Louisiana, Alabama and Georgia.

“Today, we celebrate a new partnership and warmly welcome the employees of Porpoise Pool & Patio to our POOLCORP family. Working together, we are excited about the strong future growth potential that this addition brings to our distribution network,” said Peter D. Arvan, POOLCORP President and CEO. “Porpoise is a unique and successful distribution company in the swimming pool industry that has developed and deployed specialty trade systems, tools and support capabilities specifically attuned to the needs of their franchised stores. I’m looking forward to working with our new team members to build on their well-established distribution business and history of operational excellence.”

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 410 sales centers in North America, Europe and Australia through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including impacts on our business from the COVID-19 pandemic and the extent to which home-centric trends will continue, accelerate or reverse; changes in the economy and the housing market; competition from other leisure product alternatives and mass merchants; and other risks detailed in our periodic reports filed with the Securities and Exchange Commission.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com